November 6, 2024
Phon Palitwanon,
Congratulations on your new offer!
I’m thrilled to offer you the position of Chief Accounting Officer reporting to Mark McCaffrey, Chief Financial Officer. We value your knowledge, expertise, and talent, and have developed this offer to ensure that you will be well compensated for the time and dedication you will bring in your new role.
Your annual base salary will be $350,000, less applicable taxes, deductions, and withholdings, paid bi-weekly in accordance with GoDaddy’s payroll policies and subject to annual review. Your effective start date in your new role is anticipated to be November 6, 2024.
Annual Bonus: In your new role, your MBO target will increase to 50% of your base salary, split 70% based on Company performance and 30% based on your individual performance. Please note, your MBO Award will be prorated based on (a) your base salary, (b) MBO target percentage, and (c) the weighting of Company vs. individual components in accordance with your eligibility during the calendar year.
Focal Grant: The focal award target for your new position is $450,000 USD, which assumes "Strong/Strong" performance in your 9-box placement during the year-end review process. This target amount and your eligibility to receive focal equity awards is subject to change at any time in GoDaddy’s sole discretion. Grants are subject to the approval of the Board of Directors or the Compensation and Human Capital Committee.
One-Time Equity Grant: In recognition of you taking this new role, on the effective date of your promotion, as approved by the Board or the Compensation and Human Capital Committee, you will receive a one-time discretionary equity award with target grant date value of $500,000 (the “Award”), which will be awarded in time-based Restricted Stock Units (“RSUs”). The Award will be governed by the terms and conditions of the GoDaddy Inc. 2024 Omnibus Incentive Plan and the form of award agreement thereunder. The number of shares of GoDaddy Inc. Class A common stock (the “Shares”) subject to the Award will be calculated by dividing the grant date value by the 30-trading day volume weighted average price as of the last trading day of the month prior to the Effective Date (“30-day VWAP”). RSUs will vest in twelve equal, quarterly installments beginning on the first day of the month following the three-month anniversary of the grant date, provided you continue to remain employed with GoDaddy through the applicable vesting date.
Severance: In the event your employment is terminated by GoDaddy without Cause (as defined herein), GoDaddy will: (1) provide you a lump sum severance payment, less applicable withholdings and deductions, calculated as the greater of either: (a) 6 months of your then existing base salary, or (b) three weeks of your then existing base salary multiplied by the number of years of your employment with GoDaddy, up to a maximum of 52 weeks; and, (2) pay 100% of the premiums necessary to maintain your then-current level of Company-sponsored medical, dental, and vision benefits coverage for a period of six months following the termination date; in order to be eligible for such continued coverage, you will be required to sign up for and elect COBRA benefits in accordance with the Company’s COBRA vendor requirements. In order to receive these Severance benefits, you will be required to execute and not revoke a separation agreement and release in a form provided by GoDaddy. Your failure to sign the presented separation agreement and release (or your revocation of your signature on such agreement) shall immediately relieve GoDaddy from its payment obligations under this paragraph and entitle it to recover any amounts paid under this paragraph. For the purposes of this paragraph, “Cause” for termination of your employment means one or more of the following has occurred as determined by GoDaddy in its reasonable discretion: (i) your material failure to perform your duties and responsibilities to the Company; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other intentional misconduct that exposes the Company or its affiliates to injury or liability; (iii) the unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company; (iv) you breach your fiduciary duties to GoDaddy in ways that could adversely and materially affect the business or reputation of GoDaddy or its affiliates; (v) you are formally charged with or convicted of a felony or crime involving dishonesty, violence, or your work for GoDaddy; or, (vi) your willful, wrongful and uncured breach of any of your obligations under any Company policy, written agreement or covenant with the Company.

Important Information: Your employment will be on an at-will basis, meaning you have no guarantee of continued employment, unless otherwise agreed in writing by the Chief Executive Officer of the Company. Additionally, nothing in any Company policy or this letter creates an employment agreement, express or implied, or any other agreement between you and the Company. The terms of this letter are subject to change at any time, with or without notice. This offer of employment, if not previously accepted by you, will expire three days from the date of this letter.
Phon, we are truly excited for this next step in your career at GoDaddy! To accept this offer, please electronically sign this letter. Of course, please let us know if you have any questions!
Sincerely,
/s/ Monica Bailey
Monica Bailey, on behalf of GoDaddy.com, LLC, a Delaware limited liability company and GoDaddy Inc., a Delaware corporation
Chief People Officer

I hereby accept this offer of employment on the terms and conditions set forth in this letter.
____/s/ Phon Palitwanon_______________
PHON PALITWANON
____November 6, 2024________________
DATE